EXHIBIT 10.2

LSI INDUSTRIES INC.

NAMED EXECUTIVE OFFICER

FY19 LONG TERM INCENTIVE PLAN

Document Date: August 15, 2018

LSI INDUSTRIES INC.

NAMED EXECUTIVE OFFICER

FY19 LONG TERM INCENTIVE PLAN

August 15, 2018

The LSI Industries Inc. Amended and Restated 2012 Stock Incentive Plan authorizes the Compensation Committee of the Board of Directors to issue share-based incentive awards.  The Fiscal Year 2019 Long Term Incentive Plan (FY19 LTIP) for Named Executive Officers (NEOs) has been approved by the Compensation Committee of the Board of Directors and provides for the issuance of two types of share-based awards, service-based stock options and performance stock units.  All FY19 LTIP awards are granted effective the close of business on August 16, 2018 such date and at such other times and in such other manner as may be approved or authorized by the Compensation Committee.

1.
Service – Based Stock Options.  The Company may grant service – based stock option awards to the NEOs as a retention tool to encourage the NEOs to maintain long term employment with the Company.  Awards of stock options issued to the NEOs are approved by the Compensation Committee.  Service-based stock option awards have a ten year exercise term; a three year ratable vesting period; and a stated and fixed exercise price set by the Compensation Committee at the closing price of a share of Company common stock on the date of the grant.

2.
Performance Stock Units.  The Company may grant performance stock units (PSUs) to the NEOs to align NEO long-term incentive compensation with long-term shareholder interests and to motivate the NEOs to achieve the Company's business plan and long-term objectives.  Awards of PSUs to the NEOs are approved by the Compensation Committee.  The vesting of such PSUs is subject to the achievement of RONA and EDITDA objectives over a three-year performance cycle as set forth in Exhibit A.  As part of the transition from the FY18 LTIP one-year performance cycle to the FY19 LTIP three-year performance cycle, the Compensation Committee has approved a FY19 LTIP feature that provides that one-third of FY19 PSU awards may vest and be paid on the first anniversary grant date if specified one-year RONA and EBITDA objectives, as set forth in Exhibit A, are achieved.  If such one-year metrics are not achieved, the entire amount of the FY19 PSU awards may be earned over the three-year performance cycle.

The following rules govern the FY19 LTIP:

A.
The determination of the achievement of the FY19 LTIP objectives will be calculated based upon actual reported FY19 results and may be adjusted for certain unusual or non-recurring items or developments as may be approved by the Compensation Committee.  There will be a straight line interpolation of actual achievement compared to FY19 business objectives when determining the actual achievement percentage.

B.
FY19 LTIP participants must be employed by the Company on the specified award vesting date in order to vest in such award or portion of such award.  Vesting will be determined in accordance with "retirement eligibility" rules as defined in the 2012 Stock Incentive Plan.

C.
Any type of lengthy leave of absence may result in an adjustment of the calculated award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

D.
If an NEO retires during the plan period at normal retirement age or under a Company approved plan of retirement, the Compensation Committee may consider a pro-rated award based upon the actual amount of base salary received during the plan period, subject to the terms and conditions of the 2012 Stock Incentive Plan.

E.
If an NEO becomes disabled (as defined by Social Security) or dies during the plan period, the Compensation Committee may consider an adjusted award for such NEO's beneficiary, subject to the terms and conditions of the 2012 Stock Incentive Plan.

F.
FY19 LTIP awards may be subject to assignment laws and other laws that require payment of the incentive award to an individual other than the NEO (such as IRS tax levies, child support arrearages, etc.).  The Company will comply with all such applicable assignment laws.

G.
The Company reserves the right to amend, reduce, modify, interpret or discontinue all or part of the FY19 LTIP with or without reason as the Compensation Committee deems advisable in its sole and absolute discretion, subject to the terms and conditions of the 2012 Stock Incentive Plan.

H.	The FY19 LTIP does not create or imply the existence of a contract of employment.

I.
In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to the Company of any performance-based awards granted hereunder where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company's financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

J.
In the event and to the extent Company common shares are issued pursuant to awards granted under the FY19 LTIP, each NEO who receives such Company common shares is required to retain for one year 100% of net after tax shares received upon exercise of the stock options or vesting of PSUs, as the case may be.

K.
The Company reserves the right to require each NEO to execute and deliver to the Company a non-compete / non-solicitation agreement as a condition of the grant of any award or the payment of any amounts as may be due under the FY19 LTIP.

File:  FY19 NEO LTIP